Exhibit 11

                       ENRON CORP. AND SUBSIDIARIES
                     CALCULATION OF EARNINGS PER SHARE
                                (Unaudited)

                                          Three Months Ended       Nine Months Ended
                                             September 30,           September 30,
                                           1995        1994        1995        1994
                                      (in thousands, except share and per share amounts)

Primary Earnings Per Share
 Earnings on common stock
   Net income                            $100,583    $ 95,995    $389,578    $344,659
   Preferred stock dividends               (3,777)     (3,702)    (11,405)    (11,145)
                                         $ 96,806    $ 92,293    $378,173    $333,514

 Average number of common shares
  outstanding                             243,940     243,858     243,667     243,150
 Primary earnings per share of
  common stock                           $   0.40    $   0.38    $   1.55    $   1.37

Fully Diluted Earnings Per Share
 Adjusted earnings on common stock
   Net income                            $100,583    $ 95,995    $389,578    $344,659
   Preferred stock dividends               (3,777)     (3,702)    (11,405)    (11,145)
   Add back:
     Dividends on convertible
      preferred stock                       3,777       3,702      11,405      11,145
                                         $100,583    $ 95,995    $389,578    $344,659

 Average number of common shares
  outstanding on a fully diluted basis
   Average number of common shares
    outstanding                           243,940     243,858     243,667     243,150
   Additional shares issuable upon:
     Conversion of preferred stock         19,005      19,283      19,071      19,490
     Exercise of stock options reduced
      by the number of shares which
      could have been purchased with
      the proceeds from exercise of
      such options                          6,227       3,324       5,883       3,352
                                          269,172     266,465     268,621     265,992

 Fully diluted earnings per share
  of common stock                        $   0.37    $   0.36    $   1.45    $   1.30
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